STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-HF2

TERMS AGREEMENT

Dated:  October 30, 2002

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of October 1, 2002 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2002-HF2.

Terms of the Series 2002-HF2 Certificates:  Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2002-HF2, Class A1, Class A2, Class A3, Class A4, Class A-IO, Class A5, Class M1, Class M2, Class M3, Class B1, Class B2, Class P, Class X and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of conventional, first lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of $581,633,138.  Only the Class A1, Class A2, Class A3, Class A4, Class A-IO, Class A5, Class M1, Class M2, Class M3, Class B1, and Class B2 (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-92140.

Certificate Ratings:  It is a condition to the issuance of the Class A1, Class A2, Class A3, Class A4 and Class A-IO Certificates that they be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”), and “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch, Inc. (“Fitch,” together with Moody’s and S&P, the “Rating Agencies”).  It is a condition to the issuance of the Class A5 Certificates that they be rated “AAA” by S&P and Fitch.  It is a condition to the issuance of the Class M1 Certificates that they be rated “AA” by S&P and Fitch.  It is a condition to the issuance of the Class M2 Certificates that they be rated “A” by S&P and Fitch.  It is a condition to the issuance of the Class M3 Certificates that they be rated “BBB” by S&P and Fitch.  It is a condition to the issuance of the Class B1 Certificates that they be rated “BBB-” by S&P and Fitch.  It is a condition to the issuance of the Class B2 Certificates that they be rated “BBB-” by Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth beneath their respective names on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriters will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  October 1, 2002.

Closing Date:  10:00 A.M., New York time, on or about October 31, 2002.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street N.W., Suite 800, Washington DC 20036 and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriters in accordance with its terms.

LEHMAN BROTHERS INC.,

By: /s/ Stanley Labanowski

Name: Stanley Labanowski

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By:/s/ Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Vice President

Schedule 1

Lehman Brothers Inc.

_Class_ Class A1	Initial Certificate Principal (or Notional) Amount(1) $141,000,000	Certificate Interest Rate (2)	Purchase Price Percentage 100.00%
Class A2	$217,920,000	(2)	100.00%
Class A3	$ 50,000,000	(2)	100.00%
Class A4	$ 27,304,000	(2)	100.00%
Class A-IO	(3)	6.00%	100.00%
Class A5	$ 31,990,000	(2)	100.00%
Class M1	$ 46,530,000	(2)	100.00%
Class M2	$ 23,265,000	(2)	100.00%
Class M3	$ 24,720,000	(2)	100.00%
Class B1	$ 7,270,000	(2)	100.00%
Class B2	$ 4,361,000	(2)	100.00%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

Interest will accrue on these certificates based on one-month LIBOR plus a specified margin, subject to limitation, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”

(3)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the prospectus supplement. Interest will not be payable on the Class A-IO Certificates after the distribution date in October 2004.